SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                                ---------------
                                     FORM 8-K

          CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        ---------------------------------

   Date of report (Date of earliest event reported) February 18, 1997

                          HOME PRODUCTS INTERNATIONAL, INC.
                              (formerly "SELFIX, INC.")
               (Exact name of Registrant as specified in its charter)

                                    Delaware
          (State or other jurisdiction of incorporation or organization)


                    0-17237                       36-2490451
               (Commission file number)     (Selfix, Inc., I.R.S.
                                             Employer Identification No.)

                4501 West 47th Street                   60632
                Chicago, Illinois                  (Zip Code)
                Address of principal executive offices)

                                 (773) 890-1010
               (Registrant's telephone number, including area code)

                                   SELFIX, INC.
                     (Former name, if changed since last report)


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ITEM 5.   OTHER EVENTS

HOLDING COMPANY REORGANIZATION

Effective as of 12:01 a.m. on February 18, 1997, Selfix, Inc. ("Selfix") adopted a holding company form of organizational structure. The new holding company structure is intended to provide a framework that allows for and can accommodate future growth from internal operations, acquisitions or joint ventures, broadens the alternatives available for future financing, and generally provides for greater administrative and operational flexibility.

The holding company reorganization was effected pursuant to an Agreement and Plan of Merger among Selfix, Home Products International, Inc., a Delaware corporation ("Home Products"), and HPI Merger, Inc., a Delaware corporation and wholly owned subsidiary of Home Products ("Merger Sub"), which provides for, among other things, the merger (the "Merger") of Merger Sub with and into Selfix, with Selfix as the surviving corporation. Pursuant to Section 251(g) of the Delaware General Corporation Law, stockholder approval was not required for the Merger.

By virtue of the Merger, Selfix became a wholly owned subsidiary of Home Products and each issued and outstanding share of common stock of Selfix was converted into and exchanged for one share of common stock, par value $.01 per share, of Home Products. As a result, each holder of Selfix common stock became the owner of the same number of shares of common stock of Home Products as the number of shares of Selfix common stock owned by such stockholder prior to the Merger. The conversion of shares of Selfix common stock into shares of common stock of Home Products was effected without the exchange of certificates. Accordingly, certificates formerly representing shares of common stock of Selfix are deemed to represent shares of common stock of Home Products.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

C.   EXHIBITS

Exhibit
Number

99.1      Letter to Shareholders dated February 18,1997.

99.2 Press release dated February 18, 1997 regarding the reorganization.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          Home Products International, Inc.

Date:     February 18, 1997
                                          By   /s/ JAMES R. TENNANT

                                               James R. Tennant
                                               Chairman of the Board

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